Exhibit 99.1

ATMI, Inc.

Stock Ownership Guidelines for Executives and Directors

To encourage an identity of interest among the stockholders, executives and directors of the company, ATMI, Inc. (“the Company”), has created a set of stock ownership guidelines that apply to the Directors and specified senior Executives of the Company.

1.	Coverage – The Guidelines shall apply to:

a.	Independent Directors of the Company;

b.	The Chief Executive Officer of the Company; and

c.	Such other executives of the Company subject to Section 16 reporting under the Securities Exchange Act of 1934, as may be from time to time determined by the CEO and the Board.

2.	Ownership Goals – While subject to amendment by the Board, it is recommended that:

a.	Independent Board members own an amount of stock of the Company with a value equal to at least three times the annual cash retainer for Board service;

b.	The CEO own an amount of stock of the Company with a value equal to at least three times annual base salary;

c.	Other executives who are selected to participate own an amount of stock of the Company with a value equal to at least one-times annual base salary.

3.	Timing – For purposes of measuring whether ownership goals are achieved, all calculations will be performed at the end of the calendar year.

a.	For purposes of stock price determination, the unweighted average stock price of the Company for the month of December shall be applied;

b.	Salary shall be annual base salary of record as of December 31 of the year; and

c.	Retainer shall be the annual cash retainer for Board service (exclusive of any Committee service) as of the last meeting of the Board of Directors.

4.	Determination of Ownership – For purposes of determining ownership, the following shall be taken into account in computing ownership:

a.	Shares owned outright by the individual, the individual’s spouse, or a trust for the benefit of the individual’s family;

b.	Shares owned through an ERISA-qualified employee benefit plan, or through an Employee Stock Purchase Plan maintained by the Company;

c.	Share equivalents held in a non-qualified, deferred compensation arrangement;

d.	Shares of restricted stock, or restricted stock units, the vesting of which, after such date, is contingent on time only;

e.	Stock options and restricted stock on which there is still a performance requirement are specifically excluded from the calculation of shares owned.

5.
Compliance -- It is recommended that an individual who is subject to the Stock Ownership Guidelines shall be in compliance with the guidelines by the end of the calendar year marking the fifth anniversary of becoming subject to the Guidelines.

a.
If an individual subject to the Guidelines has not achieved their Ownership Goal by the end of the fifth year, the Company may consider such failure to attain his or her ownership goal in granting new equity.

b.
Once an individual is in compliance with the ownership guidelines, he shall be deemed to be in continuing compliance as long as he maintains ownership of an equivalent number of shares, regardless of any subsequent price change. (e.g., if the ownership requirement is satisfied when the executive owns 20,000 shares at $20.00/share, the requirement will still be deemed to be met if the executive holds 20,000 shares, even though the price has fallen to $12.00/share)

6.
Administration – The Compensation Committee shall have the ultimate responsibility for the interpretation and administration of these guidelines and monitoring compliance.  The Committee may delegate such responsibilities to executives of the Company.  The Compensation Committee retains the right to modify, amend or eliminate these Guidelines at any time.

7.	Effective Date – These Guidelines are approved by the Compensation Committee to be effective for calendar years beginning after December 31, 2011.